Exhibit 5.1

330 North Wabash Avenue
Suite 2800
Chicago, Illinois 60611
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com

FIRM / AFFILIATE OFFICES
Austin	Milan
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Houston	Silicon Valley
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November 9, 2021

Expensify, Inc.
401 SW 5th Ave
Portland, Oregon 97204
Re:    Registration Statement on Form S-8
To the addressees set forth above:
We have acted as special counsel to Expensify, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 19,747,332 shares (the “Shares”) of Class A common stock of the Company, $0.0001 par value per share, which may be issued pursuant to the Company’s 2009 Stock Plan (the “2009 Plan”), the Company’s 2019 Stock Plan (the “2019 Plan”), the Company’s 2021 Incentive Award Plan (the “2021 Plan”) and the Company’s 2021 Stock Purchase and Matching Plan (the “2021 Purchase and Matching Plan”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

November 9, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the 2009 Plan, the 2019 Plan, the 2021 Plan, and the 2021 Purchase and Matching Plan, as applicable, assuming in each case that the individual issuances, grants or awards under the 2009 Plan, the 2019 Plan, the 2021 Plan, and the 2021 Purchase and Matching Plan, as applicable, are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2009 Plan, the 2019 Plan, the 2021 Plan, and the 2021 Purchase and Matching Plan, as applicable (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP